EXHIBIT 5.1

[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

July 11, 2005

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, CA 92705

Re:	Powerwave Technologies, Inc., Registration Statement on Form S-4

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-4 (the “Registration Statement”) being filed by Powerwave Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), as contemplated in the Registration Statement.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that :

1. The issuance of the Shares in the manner contemplated in the Registration Statement has been duly authorized by all necessary corporate action on the part of the Company.

2. The Shares, when issued in the manner contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which is a part of this Registration Statement, including any amendment thereto.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth